EXHIBIT 4.1


                                   BNY MELLON
                                 ASSET SERVICING

                                 2 Hanson Place
                            Brooklyn, New York 11217


                                December 16, 2010


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


                       Van Kampen Unit Trusts, Series 1055


Dear Sirs:

     The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 1055 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on December 15, 2010, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-169937) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                          By: /s/ TIMOTHY CARSON
                                                             -------------------
                                                                  Vice President